UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 18, 2009

THE PENN TRAFFIC COMPANY
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-8858 (Commission File Number)	25-0716800 (IRS Employer Identification No.)

1200 State Fair Boulevard
Syracuse, New York 13221-4737
(Address of Principal Executive Offices) (Zip Code)

(315) 453-7284
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.  Bankruptcy or Receivership.

On November 18, 2009, The Penn Traffic Company (the “Company”), and each of its direct and indirect subsidiaries, including Penny Curtiss Baking Company, Inc. (“PCBC”) and Big M Supermarkets, Inc. (together with the Company and PCBC, the “Debtors”) filed voluntary petitions (the “Chapter 11 Petitions”) for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  The Debtors will continue to manage their properties and operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.  No trustee or examiner has been appointed in the Company’s case in the Bankruptcy Court.  The Chapter 11 Petitions state that as of November 18, 2009, the Company’s total assets are $150.4 million, and its total liabilities are $136.9 million.

In connection with the Chapter 11 Petitions, the Debtors have requested the Bankruptcy Court’s authorization of an arrangement under which, among other things, the Debtors’ senior secured lenders consent to the Debtors using their cash collateral to a limited extent in order to fund and obtain letters of credit for ongoing operations.  As part of the arrangement, the Debtors have agreed to commence a process to sell all or substantially all of their assets, and expect to present offers for the sale of the Company’s assets to the Bankruptcy Court for approval by January, 2010.  The Company expects the Bankruptcy Court to schedule a hearing on the arrangement on November 19, 2009.

On November 18, 2009 we issued a press release, a copy of which is attached hereto as Exhibit 99.1, announcing that in order to ensure sufficient liquidity to maintain ongoing operations in light of current lender defaults, the Debtors had filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in order to facilitate an orderly sale of its stores and other assets with the consent of its senior secured lenders.

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement.

As previously disclosed in the Current Report on Form 8-K filed on November 4, 2009, on October 30, 2009, the agent for the lenders under the Debtors’ senior revolving credit agreement (the “Revolving Loan Agreement”) notified the Company that events of default had occurred and continue to exist under the terms of the Revolving Loan Agreement and had entered into a forbearance agreement with such agent and lenders (the “Senior Lender Forbearance Agreement”).  As previously disclosed in the Current Report on Form 8-K filed on November 12, 2009, on November 5, 2009, the agent for the lenders under the Debtors’ supplemental credit agreement (the “Supplemental Loan Agreement”) notified the Company that events of default had occurred and continue to exist under the terms of the Supplemental Loan Agreement and had entered into a forbearance agreement with such agent and lenders (the “Supplemental Lender Forbearance Agreement”).

The filing of the Chapter 11 Petitions described in Item 1.03 constitute events of default under the Revolving Loan Agreement and the Supplemental Loan Agreement, and terminated the obligations of the lenders under these agreements to forbear from exercising their rights due to other specified events of default under these agreements.  As a result, all of the Debtors’ obligations have become immediately due and payable under the Revolving Loan Agreement and Supplemental Loan Agreement.  The Company believes that any efforts to enforce such obligations are stayed as a result of the filing the Chapter 11 Petitions with the Bankruptcy Court.

The information set forth in Items 1.03 and 8.01 is incorporated by reference in this Item 2.04.

Item 8.01.  Other Events.

The events of default described under Item 2.04 above may constitute an event of default or otherwise trigger repayment obligations under the express terms of certain instruments other than the Revolving Loan Agreement and Supplemental Loan Agreement relating to direct financial obligations of the Debtors (the “Debt Documents”).  As a result of such an event of default or triggering event, all obligations of the Debtors under the Debt Documents would be the terms of the Debt Documents have or may have become automatically and immediately due and payable.  The Company believes that any efforts to enforce such payment obligations under the Debt Documents are stayed as a result of the filing of the Chapter 11 Petitions in the Bankruptcy Court.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Exhibit
99.1	Press Release, dated November 18, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PENN TRAFFIC COMPANY
(Registrant)

By:	/s/ Daniel J. Mahoney
	Name:	Daniel J. Mahoney
	Title:	SVP, General Counsel

Date: November 18, 2009